Exhibit 99.9

PRELIMINARY PROXY CARD

SUBJECT TO COMPLETION

Oaktree Acquisition Corp. Extraordinary General Meeting

Oaktree Acquisition Corp.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

EXTRAORDINARY GENERAL MEETING

OF SHAREHOLDERS OF OAKTREE ACQUISITION CORP.

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2020.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated [●], 2020, in connection with the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) to be held at 9:00 a.m. Eastern Time on [●], 2020, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and hereby appoints Alexander Taubman, Patrick McCaney and Zaid Pardesi, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all ordinary shares of Oaktree Acquisition Corp. (“OAC”) registered in the name provided, which the undersigned is entitled to vote at the Extraordinary General Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement/prospectus.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 11.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example	☒	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 AND 12.

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that OAC’s entry into the Agreement and Plan of Merger, dated as of September 30, 2020 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among OAC, Rx Merger Sub, Inc., a Delaware corporation (“OAC Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the conversion of each share of Hims preferred stock and Hims Class F common stock into Hims Class A common stock at the applicable then-effective conversion rate (the “Hims Recapitalization”) and the de-registration of OAC as an exempted company in the Cayman Islands and the continuation and domestication of OAC as a corporation in the State of Delaware with the name “Hims & Hers Health, Inc.,” (a) OAC Merger Sub will merge with and into Hims (the “Merger”), with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of OAC, and (b) (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of Class A common stock, par value $0.0001 per share, of New Hims (as defined in the proxy statement/prospectus) (the “New Hims Class A Common Stock”), Earn Out Shares (as defined below) and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder (as defined in the proxy statement/prospectus) will receive its applicable portion of the 16 million restricted shares of New Hims Class A Common Stock (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Effective Time (as defined in the proxy statement/prospectus) and will also vest in connection with any Company Sale (as defined in the Merger Agreement) if the applicable thresholds are met in such Company Sale but subject to the same five-year deadline (the “Earn Out Shares”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement, and certain related agreements (including the Sponsor Agreement, the form of Subscription Agreements, the form of Hims Stockholder Support Agreements, the Sponsor Registration Rights Agreement, and the Amended and Restated Investors’ Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H, and Annex I, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2— The Domestication Proposal—RESOLVED, as a special resolution, that OAC be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (as amended) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and, immediately upon being de-registered in the Cayman Islands, OAC be continued and domesticated as a corporation under the laws of the State of Delaware (the “Domestication”) and, conditioned upon, and with effect from, the registration of OAC as a corporation in the State of Delaware, the name of OAC be changed from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Governing Documents Proposals—to consider and vote upon the following six (6) separate resolutions to approve that, upon the Domestication, the existing amended and restated memorandum and articles of association of OAC (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “Hims & Hers Health, Inc.” upon the Domestication (such proposals, collectively, the “Governing Documents Proposals”):

(A) Proposal No. 3—Governing Documents Proposal A—RESOLVED, as a special resolution, that the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) [●] shares of New Hims Class A Common Stock, (b) [●] shares of Class V common stock, par value $0.0001 per share, of New Hims (the “New Hims Class V Common Stock”) and (c) [●] shares of preferred stock, par value $0.0001 per share, of New Hims (the “New Hims Preferred Stock”) be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(B) Proposal No. 4—Governing Documents Proposal B—RESOLVED, as a special resolution, that the authorization to the New Hims Board (as defined in the proxy statement/prospectus) to issue any or all shares of New Hims Preferred Stock (as defined in the proxy statement/prospectus) in one or more classes or series, with such terms and conditions as may be expressly determined by the New Hims Board and as may be permitted by the DGCL be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(C) Proposal No. 5—Governing Documents Proposal C—RESOLVED, as a special resolution, that the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(D) Proposal No. 6—Governing Documents Proposal D—RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by OAC and Hims, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Hims’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination (as defined in the proxy statement/prospectus) be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(E) Proposal No. 7—Governing Documents Proposal E—RESOLVED, as a special resolution, that the issuance of shares of New Hims Class V Common Stock, which will allow holders of New Hims Class V Common Stock to cast votes per share of New Hims Class V Common Stock be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(F) Proposal No. 8—Governing Documents Proposal F—RESOLVED, as a special resolution, that the amendment of the Existing Governing Documents so as to declassify New Hims’ board of directors for so long as Mr. Andrew Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 9—The NYSE Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 10—The Incentive Equity Plan Proposal—RESOLVED, as an ordinary resolution, that the Hims & Hers Health, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 11—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, be adopted and approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 12—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OAC shareholders, (B) in order to solicit additional proxies from OAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if OAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing (as defined in the proxy statement/prospectus), equal no less than $200,000,000 after deducting any amounts paid to OAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Shareholder Certification: I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other shareholder with respect to the Shares in connection with the proposed business combination.	SHAREHOLDER CERTIFICATION ☐

Dated:	, 2020

(Signature)
(Signature if held Jointly)

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 AND 12 AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.